SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than the Registrant

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Preliminary Proxy Statement.
Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
Definitive Proxy Statement.
Definitive Additional Materials.
Soliciting Material Pursuant to sec. 240.14a-12.

The Asia Tigers Fund, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The Asia Tigers Fund, Inc.
345 Park Avenue
New York, New York 10154

February 2, 2007

Dear Stockholder:

In the proxy statement you recently received, the Fund requested your vote to change the Fund’s current policy regarding periodic share repurchases. The Fund is seeking stockholder approval to amend its current policy of repurchasing shares on a quarterly basis to instead require share repurchases on a semi-annual basis. The reasons for amending the policy are as follows:

•	Quarterly Repurchases Increase the Per-Share Cost of Managing the Fund

It is important to recognize that quarterly repurchases drive up the cost of managing the Fund for all stockholders. Quarterly repurchases decrease the assets of the Fund, resulting in the Fund’s expenses being spread over an ever-decreasing asset base. This has contributed to an increase in the Fund’s expense ratio from 1.6% for the fiscal year ended October 31, 2001 to 2.2% for the most recent fiscal year ended October 31, 2006. Changing to semi-annual repurchases will slow the decline in the Fund’s assets and the resulting increase in the Fund’s expense ratio while continuing to provide liquidity to stockholders.

•	Quarterly Repurchases Interfere with the Management of the Fund’s Investment Portfolio

Quarterly share repurchases also interfere with the management of the Fund’s investment portfolio by requiring the portfolio manager to raise large amounts of cash four times a year when it may not be advantageous to do so. This can be especially frustrating when Asian markets are in the middle of a strong upturn, as being required to have substantial cash on hand detracts from returns. Reducing the number of repurchase offers per year from four to two would help mitigate this problem by reducing the number of times each year that the portfolio manager would have to raise cash.

•	Quarterly Repurchases Are Not the Industry Norm

To the best of our knowledge, the Fund is the only interval fund with an international focus that is required to make quarterly repurchase offers. Hence, the Fund’s current quarterly repurchase scheme is quite unusual among interval funds with an international focus.

•	Some Stockholders Participate in Repurchase Offers Even When Participation Is Not in Their Best Interest

In three of the past four repurchase offers, the Fund’s share price on the New York Stock Exchange has actually been at or higher than the effective share repurchase price (net asset value less a 2% repurchase fee). However, in each of these three offers some stockholders tendered their shares for repurchase. When the Fund’s shares are trading at a premium to, at or even at a slight (under 2%) discount to the Fund’s net asset value per share, it does not make financial sense for stockholders to tender their shares for repurchase. Nevertheless,

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many stockholders do tender their shares, as a result of confusion over the cost/benefit trade-off to tendering.

To avoid the expense of further solicitation, we urge you to vote now, no matter whether you plan to attend the Fund’s annual meeting or how large or small your holdings may be. We ask you to sign, date and return the enclosed proxy card TODAY or vote using the toll- free number on the enclosed proxy card or through the Internet according to the directions on the enclosed proxy card.

The Board of Directors of the Fund recommends that you vote FOR the proposal to change the Fund’s policy regarding periodic share repurchases. Vote now to ensure your vote reaches us by February 23!

As always, we thank you for your confidence and support. If you need any assistance or have any questions regarding the Fund’s proposal or how to vote your shares, please call Georgeson Inc. at 1-877-847-1383.

Sincerely,

Prakash A. Melwani
Director and President